[Form of Support Agreement]





                                       August 4, 1995




         Mercantile Bancorporation Inc.
         Mercantile Tower
         St. Louis, Missouri  63166

         Dear Sirs:

                   The undersigned understands that Mercantile Ban-corporation Inc. ("Mercantile"), and Hawkeye Bancorporation ("Seller") are entering into an Agreement and Plan of Reor-ganization (the "Agreement") providing for, among other things, a merger between a wholly owned subsidiary of Mer-cantile, and Seller (the "Merger"), in which all of the out-standing shares of capital stock of Seller will be exchanged for shares of common stock, par value $5.00 per share, of Mercantile.

                   The undersigned is a stockholder of Seller (the "Stockholder") and is entering into this letter agreement to induce you to enter into the Agreement and to consummate the transactions contemplated thereby.

                   The undersigned confirms its agreement with you as follows:

                   1. The undersigned represents, warrants and agrees that Schedule I annexed hereto sets forth shares of the capital stock of Seller of which the undersigned is the record or beneficial owner (the "Shares") and that the un-dersigned is on the date hereof the lawful owner of the num-ber of shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commit-ments of every kind, except as disclosed in Schedule I. Ex-cept as set forth in the Schedule, the undersigned does not own or hold any rights to acquire any additional shares of the capital stock of Seller (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares, other than as previously disclosed to you.

                   2. The undersigned agrees that the undersigned will not, and will not permit any company, trust or other en-tity controlled by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares of any interest therein or securities convertible thereunto or any voting rights with respect thereto, other than (i) pursuant to the Merger, or (ii) with your prior written consent.








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         August 4, 1995
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                   3.   The undersigned agrees that all of the Shares
         beneficially owned by the undersigned, or over which the un-dersigned has voting power or control, directly or indi-rectly, at the record date for any meeting of stockholders of Seller called to consider and vote to approve the Agreement and/or the transactions contemplated thereby will be voted by the undersigned in favor thereof.

                   4. The undersigned agrees to, and will cause any company, trust or other entity controlled by the undersigned to, cooperate fully with you in connection with the Agreement and the transactions contemplated thereby. The undersigned agrees that the undersigned will not, and will not permit any such company, trust or other entity to directly, or indi-rectly (including through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party re-lating to the disposition of any significant portion of the business or assets of Seller or the acquisition of any capi-tal stock or other securities of Seller or the business com-bination, merger or consolidation of Seller with any person or any similar transaction (each such transaction being re-ferred to herein as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transac-tion or agree to or otherwise assist in the effectuation of any Acquisition Transaction.

                   The undersigned has all necessary power and author-ity to enter into this letter agreement. This agreement is the legal, valid and binding agreement of the undersigned, and is enforceable against the undersigned in accordance with its terms.

                   This letter agreement may be terminated at the op-tion of any party at any time after the earlier of (i) ter-mination of the Agreement and (ii) the day following the Closing Date (as defined in the Agreement). Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

                   Nothing herein shall be construed to require the undersigned or any company, trust or other entity controlled by the undersigned to








         Mercantile Bancorporation Inc.
         August 4, 1995
         Page 3


         take any action or fail to take any action in violation of applicable law, rule or regulation.

                                       Very truly yours,



                                       By:  /s/
                                            Stockholder
         Confirmed on the date
         first above written.

         MERCANTILE BANCORPORATION INC.



         By:    /s/